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EXHIBIT 3.22B

AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER dated the 9th day of September, 1985, between DANIEL J. HENKIN, INC., hereinafter sometimes called the Surviving Corporation, and KING MUSICAL INSTRUMENTS, INC., hereinafter sometimes called the Merging Corporation.

RECITALS

    1.  Daniel J. Henkin, Inc. is a corporation duly organized and existing under the laws of the State of Indiana, having been duly incorporated on the 19th day of July, 1983, with its principal office located at Elkhart, Indiana, and is the Parent Corporation of King Musical Instruments, Inc.

    2.  Daniel J. Henkin, Inc. has a capitalization of One Thousand (1,000) authorized shares of common stock, having no par value, of which Five Hundred (500) shares are issued and outstanding.

    3.  King Musical Instruments, Inc. is a corporation duly organized and existing under the laws of the State of Delaware, having been duly incorporated on the 20th day of November, 1974, with its principal office in Indiana located at Indianapolis, Indiana, and is duly admitted to conduct its business in the State of Indiana, having been duly admitted on the 24th day of February, 1975, and is a wholly-owned subsidiary of Daniel J. Henkin, Inc.

    4.  King Musical Instruments, Inc. has a capitalization of One Thousand (1,000) authorized shares of common stock, having a par value of $10.00 per share, of which One Hundred (100) shares are issued and outstanding.

    5.  The Boards of Directors of the constituent corporations deem it desirable and in the best interests of the corporations and their shareholders that King Musical Instruments, Inc. be merged into Daniel J. Henkin, Inc. in accordance with the provisions of Indiana Code 23-1-5-1.

SECTION I

MERGER

    In consideration of the mutual covenants, and subject to the terms and conditions hereinafter set forth, the constituent corporations agree as follows:

    King Musical Instruments, Inc. shall merge with and into Daniel J. Henkin, Inc., which shall be the Surviving Corporation.

SECTION II

TERMS AND CONDITIONS

    On the effective date of the merger, the separate existence of the Merging Corporation shall cease, and the Surviving Corporation shall succeed to all the rights, privileges, immunities and franchises and all the property, real, personal and mixed, of the Merging Corporation, without the necessity for any separate transfer. The Surviving Corporation shall thereafter be responsible and liable for all liabilities and obligations of the Merging Corporation, and neither the rights of creditors or any liens on the property of the Merging Corporation shall be impaired by the merger.

SECTION III

CONVERSION OF SHARES

    On the effective date of the merger, all shares of the common capital stock of King Musical Instruments, Inc. shall be cancelled, all rights in respect thereof shall cease and treasury shares, if any, owned by King Musical Instruments, Inc. shall be cancelled.

SECTION IV

ARTICLES OF INCORPORATION

    The Articles of Incorporation of the Surviving Corporation shall continue to be its Articles of Incorporation following the effective date of the merger, subject to the following amendments:

    Article I.  Name. The name of the corporation shall be UNITED MUSICAL INSTRUMENTS USA, INC.

SECTION V

BY-LAWS

    The By-Laws of the Surviving Corporation shall continue to be its By-Laws following the effective date of the merger.

SECTION VI

DIRECTORS AND OFFICERS

    The Directors and Officers of Daniel J. Henkin, Inc. on the effective date of the merger shall be the Directors and Officers of the Surviving Corporation and said Directors and Officers shall continue as such Directors and Officers of the Surviving Corporation for the full unexpired terms of their offices and until their successors have been elected or appointed and qualified.

SECTION VII

LIMITATIONS ON BUSINESS ACTIVITIES

    Neither of the constituent corporations shall, prior to the effective date of the merger, engage in any activity or transaction other than in the ordinary course of business, except that the constituent corporations may take all action necessary or appropriate to consummate this merger.

SECTION VIII

APPROVAL OF SHAREHOLDERS

    This Agreement of Merger shall be submitted for the approval of the Shareholders of the Surviving Corporation in the manner provided by applicable law.

SECTION IX

EFFECTIVE DATE

    The effective date of this merger shall be the day 7th day of October, 1985.

SECTION X

ABANDONMENT OF MERGER

    The Agreement of Merger may be abandoned by action of the Board of Directors of either the Surviving Corporation or the Merging Corporation at any time before it becomes effective, whereupon this Agreement of Merger shall become wholly void and of no effect and there shall be no liability on the part of either corporation or their respective Boards of Directors or shareholders.

SECTION XI

EXECUTION OF AGREEMENT

    This Agreement of Merger may be executed in any number of counterparts, and each such counterpart shall constitute an original instrument.

    IN WITNESS WHEREOF, DANIEL J. HENKIN, INC. and KING MUSICAL INSTRUMENTS, INC., pursuant to the authorization of their respective Boards of Directors, have caused this Agreement of Merger to be executed on the date first written above.

"SURVIVING CORPORATION"		DANIEL J. HENKIN, INC., an Indiana Corporation
		By	/s/ THOMAS T. BURZYCKI Thomas T. Burzycki, Vice-President
ATTEST
By	/s/ WILLIAM A. THORNE William A. Thorne, Assistant Secretary
"MERGING CORPORATION		KING MUSICAL INSTRUMENTS, INC., a Delaware Corporation
		By	/s/ THOMAS T. BURZYCKI Thomas T. Burzycki, Vice President
ATTEST:
By	/s/ WILLIAM A. THORNE William A. Thorne, Assistant Secretary

QuickLinks

  EXHIBIT 3.22B
AGREEMENT OF MERGER
RECITALS
SECTION I MERGER
SECTION II TERMS AND CONDITIONS
SECTION III CONVERSION OF SHARES
SECTION IV ARTICLES OF INCORPORATION
SECTION V BY-LAWS
SECTION VI DIRECTORS AND OFFICERS
SECTION VII LIMITATIONS ON BUSINESS ACTIVITIES
SECTION VIII APPROVAL OF SHAREHOLDERS
SECTION IX EFFECTIVE DATE
SECTION X ABANDONMENT OF MERGER
SECTION XI EXECUTION OF AGREEMENT